Exhibit 77(D)
Morgan Stanley U.S. Government Securities Trust

     Effective April 30, 2007, the following investment policy
changes took effect for Morgan Stanley U.S. Government
Securities Trust (the “Trust”):

     The Trust may invest up to 20% of its net assets in any
combination of the following: asset-backed securities,commercial paper, and/or certain mortgage-related, non-agency securities not directly guaranteed by instrumentalities of the U.S. Government, including mortgage pass-through securities, privately issued collateralized mortgage obligations and commercial mortgage-backed securities.